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                                                           Exhibit (j)



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated September 22, 2000, relating to the financial statements and financial highlights of Target Funds, consisting of: Large Capitalization Growth Fund, Large Capitalization Value Fund, Small Capitalization Growth Fund, Small Capitalization Value Fund, International Equity Fund and Total Return Bond Fund, which appears in such Registration Statement. We also consent to the references to us under the headings "Investment Advisory and Other Services" and "Financial Highlights" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
October 30, 2000